As filed with the Securities and Exchange Commission on January 2, 2024

Registration No. 333-182514
Registration No. 333-225557
Registration No. 333-232008
Registration No. 333-256213

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 3 to Form S–8 Registration Statement No. 333-182514
Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-225557
Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-232008
Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-256213

UNDER
THE SECURITIES ACT OF 1933

RPT REALTY
(Exact name of registrant as specified in its charter)
Maryland (State or other jurisdiction of incorporation or organization)	13-6908486 (I.R.S. Employer Identification No.)
c/o Kimco Realty Corporation
500 N. Broadway, Suite 201
Jericho, NY  11753
(516) 869-9000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ramco-Gershenson Properties Trust 2012 Omnibus Long-Term Incentive Plan
Ramco-Gershenson Properties Trust Inducement Incentive Plan
RPT Realty 2019 Omnibus Long-Term Incentive Plan
RPT Realty Amended and Restated 2019 Omnibus Long-Term Incentive Plan
(Full titles of the plans)

Bruce M. Rubenstein, Secretary
Kimco Realty Corporation
500 N. Broadway, Suite 201
Jericho, NY 11753
(516) 869-9000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
David E. Shapiro, Esq.
 Steven R. Green, Esq.
 Wachtell, Lipton, Rosen & Katz
 51 West 52nd Street
 New York, New York 10019
 (212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”), filed by KRCX RPT Holdings, LLC, as successor by merger to RPT Realty, a Maryland real estate investment trust (the “Company”), remove from registration all common shares of beneficial interest, par value $0.01 per share, of the Company (the “Shares”) and other securities registered under the following Registration Statements on Form S-8 filed by the Company (the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”) pertaining to the registration of the Shares offered under certain employee benefit and equity plans and agreements.

Registration No.	Date Filed with SEC	Name of Equity Plan or Agreement	Shares
333-182514	July 2, 2012 (as amended by Post-Effective No. 1 filed on July 6, 2012 and Post-Effective Amendment No. 2 filed on July 9, 2012)	Ramco-Gershenson Properties Trust 2012 Omnibus Long-Term Incentive Plan	2,000,000
333-225557	June 11, 2018	Ramco-Gershenson Properties Trust Inducement Incentive Plan	6,000,000
333-232008	June 7, 2019	RPT Realty 2019 Omnibus Long-Term Incentive Plan	3,500,000
333-256213	May 17, 2021	RPT Realty Amended and Restated 2019 Omnibus Long-Term Incentive Plan	1,600,000

Effective on January 2, 2024, pursuant to the Agreement and Plan of Merger, dated as of August 28, 2023 (as amended or supplemented from time to time, the “Merger Agreement”), by and among the Company, RPT Realty, L.P., a Delaware limited liability company (“Company OP”), Kimco Realty Corporation, a Maryland corporation (“Kimco”), Kimco Realty OP, LLC, a Delaware limited liability company (“Kimco OP”), Tarpon Acquisition Sub, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Kimco (“Merger Sub”), Tarpon OP Acquisition Sub, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Kimco OP (“OP Merger Sub”), (i) the Company merged with and into Merger Sub, with Merger Sub continuing as the surviving entity (the “Company Merger”), (ii) immediately following the Company Merger, Kimco contributed to Kimco OP all of the membership interests of Merger Sub and (iii) immediately prior to the Company Merger, OP Merger Sub merged with and into Company OP, with Company OP continuing as the surviving entity and as a subsidiary of Kimco OP (the “Partnership Merger” and, together with the Company Merger, the “Mergers”). In connection with the completion of the Mergers and related transactions contemplated by the Merger Agreement, the offerings pursuant to the above-referenced Registration Statements have been terminated.

In accordance with undertakings made by the registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any Shares and other securities that had been registered for issuance but that remain unsold at the termination of the offerings, this post-effective amendment removes from registration any and all securities that were registered under the Registration Statements and remain unsold at the termination of the offerings. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jericho, state of New York, on January 2, 2024.

KRCX RPT HOLDINGS, LLC (as successor by merger to RPT Realty) By: Kimco Realty OP, LLC, its sole member By: Kimco Realty Corporation, its managing member

By:	/s/ Glenn G. Cohen
Name:	Glenn G. Cohen
Title:	Chief Financial Officer

* Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statements.

[Signature Page to Post-Effective Amendment on Form S-8]